Exhibit 99.1
LEXICON PHARMACEUTICALS PROVIDES CLINICAL PIPELINE UPDATE AND
REPORTS 2016 THIRD QUARTER FINANCIAL RESULTS

Conference Call and Webcast at 10:00 a.m. Eastern Time

The Woodlands, Texas, November 1, 2016 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), today reported financial results for the third quarter ended September 30, 2016 and provided an overview of key milestones for the company’s lead drug candidates.

“We achieved a key milestone in the third quarter with the release of positive top-line results from our first pivotal Phase 3 clinical trial of sotagliflozin in patients with type 1 diabetes, followed by favorable results in October from a Phase 2 study that supported our Phase 3 dose selection and demonstrated results on several important measures beyond A1C,” said Lonnel Coats, Lexicon’s president and chief executive officer. “We are enthusiastic about the clinical results demonstrated by sotagliflozin to date, and we are looking forward to announcing the results from two additional clinical trials, including our second pivotal Phase 3 study, by the end of the year.”

Pipeline Progress

Telotristat ethyl is the first investigational drug in clinical studies to target tryptophan hydroxylase (TPH), the rate-limiting enzyme involved in serotonin production. Excess production of serotonin within metastatic neuroendocrine tumor cells can lead to carcinoid syndrome, a condition characterized by serious consequences including frequent and debilitating diarrhea, facial flushing, abdominal pain, and heart valve damage.

In July, the European Medicines Agency accepted a marketing authorization application filed for telotristat ethyl by Ipsen, Lexicon's collaborator for the commercialization of telotristat ethyl in Europe and other countries outside the U.S. and Japan. The current Prescription Drug User Fee Act (“PDUFA”) target action date for Lexicon’s new drug application with the U.S. Food and Drug Administration for telotristat ethyl is February 28, 2017.

Sotagliflozin, which is being developed as a potential treatment for type 1 and type 2 diabetes, is a dual inhibitor of sodium-glucose transporters 1 and 2 (SGLT1 and SGLT2), each of which modulates glucose levels, and is the first investigational medicine developed to target both of these two proteins.

In September, Lexicon announced positive top-line results of its first pivotal Phase 3 clinical trial of sotagliflozin in patients with type 1 diabetes, on a background of optimized insulin (inTandem1). Lexicon is conducting a second pivotal Phase 3 clinical trial (inTandem2) from which top-line results are expected in December 2016. Lexicon is also completing a Phase 2 clinical trial in collaboration with JDRF in young adults with type 1 diabetes, from which results are expected prior to the end of the year. A third type 1 diabetes Phase 3 clinical trial, inTandem3, is underway globally and is studying approximately 1,400 patients treated with sotagliflozin 400mg once daily or placebo on a background of any insulin therapy, but without insulin optimization prior to randomization.

Lexicon entered into a collaboration and license agreement with Sanofi in November 2015 under which Lexicon granted Sanofi an exclusive, worldwide, royalty-bearing right and license to develop, manufacture and commercialize sotagliflozin. Lexicon is responsible for all clinical development activities relating to type 1 diabetes and retains an exclusive option to co-promote and have a significant role, in collaboration with Sanofi, in the commercialization of sotagliflozin for the treatment of type 1 diabetes in the United States. Sanofi is responsible for all clinical development and commercialization of sotagliflozin for the treatment of type 2 diabetes worldwide and is solely responsible for the commercialization of sotagliflozin for the treatment of type 1 diabetes outside the United States. Sanofi is expected to commence Phase 3 clinical trials for sotagliflozin in patients with type 2 diabetes this year.

Financial Highlights

Revenues: Lexicon’s revenues for the three months ended September 30, 2016 increased to $27.7 million from $0.6 million for the corresponding period in 2015, primarily due to revenues recognized from the collaboration and license agreement with Sanofi. For the nine months ended September 30, 2016, revenues increased to $60.3 million from $2.7 million for the corresponding period in 2015.

Research and Development Expenses: Research and development expenses for the three months ended September 30, 2016 increased 127 percent to $52.5 million from $23.1 million for the corresponding period in 2015, primarily due to increases in external clinical and nonclinical research and development costs. For the nine months ended September 30, 2016, research and development expenses increased 113 percent to $137.8 million from $64.7 million for the corresponding period in 2015.

Change in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments. Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon’s consolidated statements of operations. The change in fair value of the Symphony Icon purchase liability was $(2.1) million and $3.4 million for the three months ended September 30, 2016 and 2015, respectively, and was $(0.7) million and $5.1 million for the nine months ended September 30, 2016 and 2015, respectively.

General and Administrative Expenses: General and administrative expenses for the three months ended September 30, 2016 increased 128 percent to $12.3 million from $5.4 million for the corresponding period in 2015, primarily due to increased costs in preparation for commercialization of telotristat ethyl. For the nine months ended September 30, 2016, general and administrative expenses increased 67 percent to $29.1 million from $17.4 million for the corresponding period in 2015.

Impairment Loss on Buildings: In 2014, Lexicon began to market its buildings and land in The Woodlands, Texas for sale. Lexicon recognized non-cash impairment losses on its buildings of $2.3 million for the three and nine months ended September 30, 2015 as a result of writing down the buildings to the estimated net selling price.

Consolidated Net Loss: Net loss for the three months ended September 30, 2016 was $36.0 million, or $0.35 per share, compared to a net loss of $35.3 million, or $0.34 per share, in the corresponding period in 2015. Net loss for the nine months ended September 30, 2016 was $109.0 million, or $1.05 per share, compared to a net loss of $91.4 million, or $0.88 per share, in the corresponding period in 2015. For the three and nine months ended September 30, 2016, net loss included non-cash, stock-based compensation expense of $1.9 million and $5.7 million, respectively. For the three and nine months ended September 30, 2015, net loss included non-cash, stock-based compensation expense of $1.7 million and $5.4 million, respectively.

Cash and Investments: As of September 30, 2016, Lexicon had $395.6 million in cash and investments, as compared to $429.4 million as of June 30, 2016 and $521.4 million as of December 31, 2015.

Lexicon Conference Call

Lexicon management will hold a conference call to discuss its clinical development progress and financial results at 10:00 am Eastern Time on November 1, 2016. The dial-in number for the conference call is 888-645-5785 (within the US/Canada) or 970-300-1531 (international). The conference ID for all callers is 6855552. Investors can access a live webcast of the call at www.lexpharma.com. An archived version of the webcast will be available on the website through December 1, 2016.

About Lexicon

Lexicon is a fully integrated biopharmaceutical company that is applying a unique approach to gene science, based on Nobel Prize-winning technology, to discover and develop precise medicines for patients with serious, chronic conditions. Through its Genome5000™ program, Lexicon scientists have studied the role and function of nearly 5,000 genes over the last 20 years and have identified more than 100 protein targets with therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. Lexicon has a pipeline of promising drug candidates in clinical and pre-clinical development in oncology, diabetes and metabolism. For additional information please visit www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to Lexicon’s clinical development of telotristat ethyl (formerly referred to as telotristat etiprate and LX1032) and sotagliflozin (LX4211) including characterizations of the results of and projected timing of clinical trials and the potential therapeutic and commercial potential of sotagliflozin and telotristat ethyl. In addition, this press release also contains forward-looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to meet its capital requirements, successfully conduct clinical development of sotagliflozin and telotristat ethyl and preclinical and clinical development of its other potential drug candidates, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2016	2015	2016	2015
	(unaudited)		(unaudited)
Revenues:
Collaborative agreements	$27,686	$505	$60,181	$2,635
Subscription and license fees	31	61	119	99
Total revenues	27,717	566	60,300	2,734
Operating expenses:
Research and development, including stock-based compensation of $1,051, $893, $3,013 and $2,865, respectively	52,533	23,111	137,751	64,745
Increase (decrease) in fair value of Symphony Icon, Inc. purchase liability	(2,146)	3,404	(703)	5,145
General and administrative, including stock-based compensation of $879, $779, $2,709 and $2,548, respectively	12,263	5,379	29,077	17,387
Impairment loss on buildings	---	2,349	---	2,349
Total operating expenses	62,650	34,243	166,125	89,626
Loss from operations	(34,933)	(33,677)	(105,825)	(86,892)
Interest expense	(1,646)	(1,687)	(4,933)	(5,044)
Interest and other income, net	564	82	1,748	504
Consolidated net loss	$(36,015)	$(35,282)	$(109,010)	$(91,432)

Consolidated net loss per common share, basic and diluted	$(0.35)	$(0.34)	$(1.05)	$(0.88)

Shares used in computing consolidated net loss per common share, basic and diluted	103,885	103,616	103,799	103,580

Consolidated Balance Sheet Data	As of September 30,	As of December 31,
(In thousands)	2016	2015
	(unaudited)
Cash and investments	$395,556	$521,352
Property and equipment, net	19,854	21,227
Goodwill	44,543	44,543
Other intangible assets	53,357	53,357
Total assets	516,945	651,960
Accounts payable	41,545	19,725
Accrued liabilities	32,906	24,757
Deferred revenue	134,308	185,650
Current and long-term debt	101,830	102,936
Accumulated deficit	(1,217,944)	(1,108,934)
Total stockholders’ equity	185,181	285,850

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For Additional Information Contact:

Chas Schultz
Senior Director, Finance and Communications
Lexicon
(281) 863-3421
cschultz@lexpharma.com